Mercer US Large Cap Equity Fund

The Board of Trustees (the Board) of the Mercer Funds (the Trust) approved an Agreement and Plan of Reorganization relating to the Mercer US Large Cap Value Equity Fund, (the Acquired Fund). Under the Agreement and Plan of Reorganization, the Acquired Fund was combined with the Mercer US Large Cap Growth Equity Fund (the Acquiring Fund), another series of the Trust, in a
tax-free reorganization (the Reorganization).   The Acquiring Fund has been
renamed the Mercer US Large Cap Equity Fund.

The Board unanimously approved the Reorganization of the Acquired Fund with and into the Acquiring Fund after considering the recommendation of Mercer Investment Management, Inc. (the Advisor), the investment advisor to both Funds, and concluding that the Reorganization would be in the best interests of the Acquired Fund and its shareholders. The Reorganization occurred after the close of business on June 24, 2016. Upon completion of the Reorganization, Shareholders of the Acquired Fund became shareholders of the Acquiring Fund, and received Class Y-3 shares of the Acquiring Fund equal in value to the Class Y-3 shares of the Acquired Fund on the closing date of the transaction.

The closing date of the transaction was June 24, 2016.

Mercer US Small/Mid Cap Equity Fund

The Board of Trustees (the Board) of the Mercer Funds (the Trust) approved an Agreement and Plan of Reorganization relating to the Mercer US Small/Mid Cap Value Equity Fund, (the Acquired Fund). Under the Agreement and Plan of Reorganization, the Acquired Fund was combined with the Mercer US Small/Mid Cap Growth Equity Fund (the Acquiring Fund), another series of the Trust, in a tax-free reorganization (the Reorganization). The Acquiring Fund has been renamed the Mercer US Small/Mid Cap Equity Fund.

The Board unanimously approved the Reorganization of the Acquired Fund with and into the Acquiring Fund after considering the recommendation of Mercer InvestmentManagement, Inc. (the Advisor), the investment advisor to both
Funds, and concluding that the Reorganization would be in the best interests of the Acquired Fund and its shareholders. The Reorganization occurred after the close of business on June 24, 2016. Upon completion of the Reorganization, Shareholders of the Acquired Fund became shareholders of the Acquiring Fund, and received Class Y-3 shares of the Acquiring Fund equal in value to the Class Y-3 shares of the Acquired Fund on the closing date of the transaction.

The closing date of the transaction was June 24, 2016.